Exhibit 99

[LOGO of OraSure Technologies, Inc.]

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

ORASURE TECHNOLOGIES ANNOUNCES PUBLIC OFFERING

BETHLEHEM, PA—September 10, 2003—OraSure Technologies, Inc. (Nasdaq NM:OSUR), the market leader in oral fluid diagnostics, today announced that it plans to publicly offer 5,000,000 shares of its common stock. The offering will be made pursuant to a registration statement covering shares of common stock that became effective on August 8, 2003. The Company will grant to the underwriters an option to purchase an additional 750,000 shares of its common stock not later than 30 days after the offering to cover over-allotments incurred in the offering. Thomas Weisel Partners LLC will be the lead underwriter and SG Cowen Securities Corporation and Wells Fargo Securities, LLC will be co-managers of the offering.

OraSure intends to use the net proceeds from the offering for general working capital, commercialization of new products, research and development activities, potential acquisitions, capital expenditures, patent license fees, debt service and retirement, and general corporate purposes.

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

- more -

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A copy of the prospectus supplement related to the offering can be obtained when available from Thomas Weisel Partners LLC Investment Banking at 390 Park Avenue, New York, NY 10022.

# # #